EXHIBIT 99.1

Tenax Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

Achieved randomization target of 230 patients in LEVEL study, topline data expected in third quarter of 2026

Initiated global Phase 3 LEVEL-2 clinical trial and opened long-term OLE study for patients to remain on drug

CHAPEL HILL, N.C., March 10, 2026 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, reported today financial results for the year ended December 31, 2025 and provided an update on its recent corporate progress.

“We are pleased to announce that we have recently achieved our randomization target of 230 patients in the Phase 3 LEVEL study. As we strive to make significant progress executing on our registrational LEVEL program, achievement of this important milestone demonstrates our team’s commitment to rapidly advancing TNX-103,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “The screening period for LEVEL has closed. Patients already in screening will have the opportunity to qualify for randomization, which we anticipate finishing this month. We expect to share initial results from LEVEL in the third quarter of 2026.”

Mr. Giordano continued, “In parallel, we remain focused on activating clinical sites around the world to advance the global LEVEL-2 study, which we continue to anticipate will complete enrollment by the end of 2027. With a continued focus on execution, we  aim to rapidly advance the development of TNX-103, a novel and potential first-in-class therapy for patients with PH-HFpEF who have no approved treatment options for their debilitating disease.”

Recent Corporate and Clinical Highlights

•	In November 2025, Tenax hosted a virtual call with key opinion leaders to discuss the treatment landscape for pulmonary hypertension in heart failure with preserved ejection fraction (PH-HFpEF), as well as its Phase 3 TNX-103 program.

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In December 2025, Tenax announced the results from a prespecified Blinded Sample Size Re-estimation (BSSR) of the ongoing LEVEL study, demonstrating the trial is powered at well over 90% to detect a 25 meter change in 6-minute walk distance.

•	Also in December 2025, Tenax announced the initiation of LEVEL-2, a global and second registrational Phase 3 clinical trial of TNX-103 in patients with PH-HFpEF. Tenax also announced it will initiate a global, multi-center open-label extension (OLE) study, which will provide patients enrolled in either LEVEL or LEVEL-2 continued access to TNX-103 after study completion and until potential availability of a commercialized product.

•	In January 2026, the U.S. Patent and Trademark Office (USPTO) issued a Notice of Allowance expanding protection to cover any formulation of levosimendan that is administered subcutaneously in a broad range of indications including pulmonary hypertension, essential and secondary hypertension, HFpEF, heart failure with reduced ejection fraction (HFrEF), PH-HFpEF and PH with HFrEF (PH-HFrEF).

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In March 2026, Tenaxachieved its randomization target of 230 patients in the LEVEL study, and closed screening. All patients currently in screening will have the opportunity to qualify for randomization, which is expected to occur by the end of March. The Company anticipates sharing topline data in the third quarter of 2026.

Fourth Quarter and Full Year 2025 Financial Results

Cash position: Tenax Therapeutics reported cash and cash equivalents of $97.6 million as of December 31, 2025. Tenax expects its cash and cash equivalents to fund the Company through 2027.

Research and development (R&D): R&D expenses for the fourth quarter of 2025 were $10.5 million, compared to $4.6 million for the fourth quarter of 2024. R&D expenses for the year ended December 31, 2025 were $32.7 million, compared to $12.7 million for the year ended December 31, 2024. The increase for both periods is primarily attributable to increased expenses during the year ended December 31, 2025 associated with the Company’s ongoing Phase 3 LEVEL trial and the second global Phase 3 study, LEVEL-2, which commenced in December 2025, compared with costs for prior year periods associated with the planning of LEVEL, the initiation of the first LEVEL sites, and the enrollment of the first LEVEL patients. Additionally, salary and related benefits expense, including stock-based compensation expense, increased for the periods ended December 31, 2025 as compared to the prior year due to the increased number of employees needed for the Company to expand its LEVEL trial and commence LEVEL-2.

General and administrative (G&A): G&A expenses for the fourth quarter of 2025 were $5.9 million, compared to $2.7 million for the fourth quarter of 2024. G&A expenses for the year ended December 31, 2025 were $23.7 million, compared to $6.8 million for the year ended December 31, 2024. The increase during both periods is primarily the result of stock-based compensation expense, as well as increased professional fees.

Net loss: Tenax Therapeutics reported a net loss of $15.5 million for the fourth quarter of 2025, compared to a net loss of $6.3 million for the fourth quarter of 2024. Tenax Therapeutics reported a net loss of $52.6 million for the year ended December 31, 2025, compared to a net loss of $17.6 million for the year ended December 31, 2024.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL and LEVEL-2, two Phase 3, double-blind, randomized, placebo-controlled clinical trials in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; the potential advantages of our product candidates; our competitive position; intellectual property risks; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; risks associated with our cash needs; changes in legal, regulatory and legislative environments in the markets in which we operate, and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

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